UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2024

SAFE AND GREEN DEVELOPMENT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41581	87-1375590
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Biscayne Blvd., #1201

Miami, FL 33132

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (904) 496-0027

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001	SGD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03.  Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information regarding the Reverse Stock Split (as defined below) contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference in this Item 3.03.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Reverse Split

As previously reported, on July 2, 2024, the stockholders of Safe and Green Development Corporation, a Delaware corporation (the “Company”), approved a proposal at the Company’s annual meeting of stockholders (the “Annual Meeting”) amending the Company’s Amended and Restated Certificate of Incorporation, to effect a reverse stock split of the Company’s issued and outstanding common stock, par value $0.001 per share (the “Common Stock”) at a ratio in the range of 1-for-2 to 1-for-20, with the ratio within such range to be determined at the discretion of the Board of Directors and included in a public announcement, subject to the authority of the Board of Directors to abandon such amendment. Subsequently, the Company’s Board of Directors approved a final split ratio of 1-for-20 with such stock split to be effective as of October 8, 2024. Following such approval, on October 7, 2024, the Company filed a Certificate of Amendment (the “Amendment”) to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the reverse stock split, with an effective time (the “Effective Time”) of 12:01 a.m. Eastern Time on October 8, 2024 (the “Reverse Stock Split”). The Reverse Stock Split will not impact the number of authorized shares of Common Stock which remains at 50,000,000 shares.

Split Adjustment; Treatment of Fractional Shares

As a result of the 1-for-20 Reverse Stock Split, each twenty (20) pre-split shares of Common Stock outstanding will automatically combine into one (1) new share of Common Stock without any action on the part of the holders, and the number of outstanding shares Common Stock will be reduced from approximately 19 million shares to approximately 1 million shares (subject to rounding of fractional shares, which will be paid in cash). Proportional adjustments will also be made to the number of shares of Common Stock issuable upon exercise or conversion of the Company’s outstanding equity awards, debentures and warrants, as well as the applicable conversion price and exercise price.

No fractional shares will be issued in connection with the Reverse Stock Split. In lieu of fractional shares, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification and combination following the effective time of the Reverse Stock Split (after taking into account all fractional shares of Common Stock otherwise issuable to such holder) shall be entitled to receive a cash payment equal to the number of shares of the Common Stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share interest multiplied by the average closing sales price of the Common Stock as reported on Nasdaq for the ten days preceding October 8, 2024. Holders of as many as nineteen (19) shares of Common Stock would be eliminated as a result of the cash payment in lieu of any issuance of fractional shares or interests in connection with the Reverse Stock Split.

Trading Symbol; New CUSIP

After the Reverse Stock Split, the trading symbol for the Common Stock will continue to be “SGD.” The new CUSIP number for the Common Stock following the Reverse Stock Split is 78637J204.

Certificate of Amendment

The description of the Amendment set forth above does not purport to be complete and is qualified in its entirety by the full text of the Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01. Other Events.

In addition, on October 4, 2024, the Company issued a press release relating to the Reverse Stock Split described in this Current Report on Form 8-K. The Reverse Stock Split is intended to bring the Company into compliance with the minimum bid price requirement for maintaining the listing of the Company’s Common Stock on the Nasdaq Capital Market. However, there can be no assurance that the Reverse Stock Split will have the desired effect of sufficiently raising the bid price of the Common Stock for the required period. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibits

3.1	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Safe and Green Development Corporation
99.1	Press release of Safe and Green Development Corporation, dated October 4, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safe and Green Development Corporation

Dated: October 8, 2024	By:	/s/ Nicolai Brune
	Name:	Nicolai Brune
	Title:	Chief Financial Officer

2